Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 (333-267721) of Salem Media Group, Inc., of our report dated March 4, 2022, relating to the 2021 consolidated financial statements of Salem Media Group, Inc. (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2021, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

Los Angeles, California

December 9, 2022